Exhibit 10.14

OneStream, Inc.

EXECUTIVE Change in Control and Severance Policy

(Adopted on June 4, 2024; amended on November 30, 2025)

This Executive Change in Control and Severance Policy (the “Policy”) is designed to provide certain protections to a select group of key employees of OneStream, Inc. (“OneStream” or the “Company”) or any of its subsidiaries if their employment is involuntarily terminated under certain circumstances described in this Policy. The Policy is designed to be an “employee welfare benefit plan” (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and this document is both the formal plan document and the required summary plan description for the Policy.

1.
Eligible Employee: An individual is only eligible for protection under this Policy if they are an Eligible Employee and comply with its terms. An “Eligible Employee” is an employee of the Company or any subsidiary of the Company with a primary work facility or location within the United States and who has (i) been designated by either the Board or the Compensation, Nominating and Governance Committee of the Board (the “Compensation Committee”) as eligible to participate in the Policy, whether individually or by position or category of position (subject to such exceptions as determined by the Compensation Committee) and (ii) executed a participation agreement in the form attached hereto as Exhibit A (a “Participation Agreement”).
2.
Policy Benefits: An Eligible Employee will be eligible to receive payments and benefits under this Policy upon their Qualified Termination. All benefits under this Policy require the Eligible Employee’s compliance with the Release Requirement and are subject to any timing modifications required to avoid adverse taxation under Section 409A.
3.
Salary Severance. An Eligible Employee will be eligible to receive a lump-sum payment equal to the number of months of annualized Base Salary as set forth in their Participation Agreement (if any), payable on the first Company payroll date following the effective date of the Release (subject to any delay as provided in Section 10), less applicable withholdings.
4.
COBRA Benefit. On a Qualified Termination, if an Eligible Employee makes a valid election under COBRA to continue their health coverage, the Company will pay the cost of such continuation coverage for the Eligible Employee and any of the Eligible Employee’s eligible dependents that were covered under the Company’s health care plans immediately prior to the date of their eligible termination until the earliest of (i) the end of the period following the Qualified Termination set forth in their applicable Participation Agreement, (ii) the date upon which the Eligible Employee and/or the Eligible Employee’s eligible dependents become covered under similar plans or (iii) the date upon which the Eligible Employee ceases to be eligible for coverage under COBRA (such payments, the “COBRA Premiums”). However, if the Company determines in its sole discretion that it cannot pay the COBRA Premiums without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to the Eligible Employee a taxable lump-sum payment equal to the total amount of the COBRA premiums that the Executive would be required to pay to continue their group health coverage in effect on the date of their Qualified Termination (which amount will be based on the premium rates applicable for the first month of COBRA coverage for the Eligible Employee and any of eligible dependents of the Eligible Employee) for the period of time set forth in the applicable Participation Agreement (subject to any applicable pro-ration as provided for in subsection (i)) following the Qualified Termination (the “COBRA Replacement Payment”), payable on the first Company payroll date following the effective date of the Release

(subject to any delay as provided in Section 10). The COBRA Replacement Payment (if any) will be made regardless of whether the Eligible Employee elects COBRA continuation coverage. For the avoidance of doubt, the COBRA Replacement Payment may be used for any purpose, including, but not limited to continuation coverage under COBRA, and will be subject to all applicable tax withholdings. Notwithstanding anything to the contrary under this Policy, if at any time the Company determines in its sole discretion that it cannot provide the COBRA Premiums or the COBRA Replacement Payment without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Eligible Employee will not receive any further COBRA Premiums or the COBRA Replacement Payment.
5.
Equity Benefits: An Eligible Employee will be eligible to receive acceleration of vesting as to a percentage of the then‑unvested shares or rights subject to all equity awards that provide for time-based vesting which have been granted to the Eligible Employee, as set forth in their Participation Agreement; provided that in the case of an equity award with performance-based vesting, such award will be treated as set forth in the applicable equity award agreement governing such award. For the avoidance of doubt, in the event of the Eligible Employee’s Non-CIC Qualified Termination, any unvested portion of the Eligible Employee’s then-outstanding equity awards will remain outstanding until the earlier of (x) 3 months following the Non-CIC Qualified Termination (the “Closing Deadline”) or (y) the occurrence of a Change in Control, solely so that any benefits due on a Qualified Termination can be provided if a Change in Control occurs within the 3-month period following the Non-CIC Qualified Termination (provided that in no event will the Executive’s stock options or similar equity awards remain outstanding beyond the equity award’s maximum term to expiration). If no Change in Control occurs within the 3-month period following a Non-CIC Qualified Termination, any unvested portion of the Eligible Employee’s equity awards automatically and permanently will be forfeited on the 3-month anniversary following the date of the Non-CIC Qualified Termination without having vested.
6.
Bonus Severance. On a Qualified Termination, an Eligible Employee will be eligible to receive a lump-sum payment, payable on the first Company payroll date following the effective date of the Release (subject to any delay as provided in Section 10), less applicable withholdings, equal to a percentage of the Eligible Employee’s target bonus as in effect for the fiscal year in which the Qualified Termination occurs as set forth in their applicable Participation Agreement.
7.
Non-Duplication of Payment or Benefits: If an (i) Eligible Employee’s termination qualifies him or her for severance payments or benefits under this Policy pursuant to a Non-CIC Qualified Termination, and (ii) a Change in Control occurs by the Closing Deadline that qualifies him or her for the severance payments and benefits under this Policy pursuant to a CIC Qualified Termination, then (x) the Eligible Employee will cease receiving any further payments or benefits under this Policy pursuant to a Non-CIC Qualified Termination and (y) the severance payments or benefits otherwise payable to the Eligible Employee on a CIC Qualified Termination under this Policy will be offset by the corresponding payments or benefits already paid to the Eligible Employee under this Policy. This Policy is intended to be the only agreement between the Eligible Employee and the Company regarding any change and control or severance payments or benefits to be paid to the Eligible Employee on account of a termination of employment. Accordingly, by executing a Participation Agreement, an Eligible Employee hereby forfeits and waives any rights to any change in control or severance payments or benefits set forth in any employment agreement, offer letter, and/or equity award agreement, except as set forth in this Policy. For the avoidance of doubt, this Policy is not intended to apply to any employee of the Company or any subsidiary of the Company with a primary work facility or location outside of the United States. Such non-U.S. employees will only be eligible to receive severance payments and benefits in accordance with their individual arrangements with the Company or any subsidiary of the Company, if any, and applicable law.

8.
Death of Eligible Employee: If the Eligible Employee dies before all payments or benefits they are entitled to receive under this Policy have been paid, then (i) the COBRA Premiums to the Eligible Employee will immediately cease (and the COBRA Replacement Payment will not be paid to the Eligible Employee) and (ii) any such unpaid Salary Severance, Bonus Severance or Equity Benefits will be paid to their designated beneficiary, if living, or otherwise to their personal representative in a lump-sum payment as soon as possible following their death.
9.
Release: The Eligible Employee’s receipt of any severance payments or benefits upon his or Qualified Termination under this Policy is subject to the Eligible Employee signing and not revoking a separation agreement and release of claims in a form reasonably satisfactory to the Company (which may include an agreement not to disparage the Company, non-competition provisions, non-solicit provisions, and other standard terms and conditions) (the “Release” and such requirement, the “Release Requirement”), which must become effective and irrevocable no later than the 60th day following the Eligible Employee’s Qualified Termination (the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, the Eligible Employee will forfeit any right to severance payments or benefits under this Policy. In no event will severance payments or benefits under the Policy be paid or provided until the Release actually becomes effective and irrevocable (the “Release Effective Date”). Notwithstanding any other payment schedule set forth in this Policy, none of the severance payments and benefits payable upon such Eligible Employee’s Qualified Termination under this Policy will be paid or otherwise provided prior to the Release Effective Date. Except to the extent that payments are delayed under the paragraph below entitled “Section 409A,” on the first regular payroll pay day following the Release Effective Date, the Company will pay or provide the Eligible Employee the severance payments and benefits that the Eligible Employee would otherwise have received under this Policy on or prior to such date, with the balance of such severance payments and benefits being paid or provided as originally scheduled.
10.
Section 409A:
a.
No payment under this Policy will be made to an Eligible Employee upon termination of their employment unless such termination constitutes a “separation from service” within the meaning of Code Section 409A and Section 1.409A-l(h) of the regulations promulgated thereunder.
b.
To the extent any payments to which an Eligible Employee becomes entitled under this Policy, or any agreement or plan referenced herein, in connection with their separation from service from the Company constitute deferred compensation subject to Section 409A of the Code (the “Deferred Payments”), such payments will be paid on, or in the case of installments, will not commence, until the 60th day following the Eligible Employee’s separation from service, or if later, such time as required by Section 10(c) Except as required by Section 10(c), any installment payments that would have been made to an Eligible Employee during the 60 day period immediately following such Eligible Employee’s separation from service but for the preceding sentence will be paid to Eligible Employee on or around the 60th day following Eligible Employee’s separation from service and the remaining payments will be made as provided herein.
c.
If an Eligible Employee is deemed at the time of such separation from service to be a “specified employee” under Code Section 409A, then Deferred Payment(s) will not be made or commence until the earliest of (i) the expiration of the 6 month period measured from the date of their “separation from service” (as such term is at the time defined in Treasury Regulations under Code Section 409A) with the Company or (ii) the date of their death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to the Eligible

Employee, including (without limitation) the additional 20% tax for which the Eligible Employee would otherwise be liable under Code Section 409A(a)(l)(B) in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to the Eligible Employee or their beneficiary in one lump sum.
d.
The Company reserves the right to amend the Policy as it deems necessary or advisable, in its sole discretion and without the consent of any Eligible Employee or any other individual, to comply with any provision required to avoid the imposition of the additional tax imposed under Code Section 409A or to otherwise avoid income recognition under Code Section 409A prior to the actual payment of any benefits or imposition of any additional tax. Each payment and benefit payable hereunder is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. In no event will the Company reimburse an Eligible Employee for any taxes that may be imposed on the Eligible Employee as a result of Section 409A.
11.
280G Payments:
a.
Reduction of Severance Benefits. Notwithstanding anything set forth herein to the contrary, if any payment or benefit that an Eligible Employee would receive from the Company or any other party whether in connection with the provisions herein or otherwise (the “Payment”) would (i) constitute a payment covered by Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Code Section 4999 (the “Excise Tax”), then such Payment will be equal to the Best Results Amount. The “Best Results Amount” will be either (x) the full amount of such Payment or (y) such lesser amount as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employment taxes, income taxes and the Excise Tax, results in the Eligible Employee’s receipt, on an after-tax basis, of the greater amount notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits covered by Code Section 280G(b)(2) is necessary so that the Payment equals the Best Results Amount, reduction will occur in the following order: reduction of cash payments; cancellation of awards granted “contingent on a change in ownership or control” (within the meaning of Code Section 280G); cancellation of accelerated vesting of stock awards; and reduction of employee benefits. In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of the Eligible Employee’s equity awards.
b.
Determination of Excise Tax Liability. The Company will select a professional services firm to make all of the determinations required to be made under these paragraphs relating to payments covered by Code Section 280G(b)(2). The Company will request that firm provide detailed supporting calculations both to the Company and the Eligible Employee prior to the date on which the event that triggers the Payment occurs if administratively feasible, or subsequent to such date if events occur that result in payments covered by Code Section 280G(b)(2) paid or provided to the Eligible Employee at that time. For purposes of making the calculations required under these paragraphs relating to payments covered by Code Section 280G(b)(2), the firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith determinations concerning the application of the Code. The Company and the Eligible Employee will furnish to the firm such information and documents as the firm may reasonably request in order to make a determination under these paragraphs relating to payments covered by Code Section 280G(b)(2). The Company will bear all costs the firm may reasonably incur in connection with any calculations contemplated by these paragraphs relating to payments covered by Code Section 280G(b)(2). Any such determination by the firm will be binding upon the Company and the Eligible Employee, and the Company will have no liability to the Eligible Employee for the determinations of the firm.
12.
Administration: The Policy will be administered by the Compensation Committee or its delegate (in each case, an “Administrator”). The Administrator will have full discretion to administer and interpret the Policy. Any decision made or other action taken by the Administrator with respect to the Policy and any interpretation by the Administrator of any term or condition of the Policy, or any related document, will be conclusive and binding on all persons and be given the maximum possible deference allowed by law. The Administrator is the “plan administrator” of the Policy for purposes of ERISA and will be subject to the fiduciary standards of ERISA when acting in such capacity.
13.
Tax Obligations: All payments and benefits under this Policy will be paid less applicable withholding taxes. The Company is authorized to withhold from any payments or benefits all federal, state, local and/or foreign taxes required to be withheld therefrom and any other required payroll deductions. The Company will not pay any Eligible Employee’s taxes arising from or relating to any payments or benefits under this Policy. The Eligible Employee will be solely responsible for the payment of all personal tax liability that is incurred as a result of the payments and benefits received under this Policy, and the Eligible Employee will not be reimbursed by the Company for any such payments.
14.
Amendment or Termination: The Board or the Compensation Committee may amend or terminate the Policy at any time without advance notice to any Eligible Employee or other individual and without regard to the effect of the amendment or termination on any Eligible Employee or on any other individual, except that any amendment or termination of the Policy that would reduce the benefits provided hereunder or impair an Eligible Employee’s eligibility under the Policy will not be effective with respect to such Eligible Employee without such Eligible Employee’s prior written consent. Any action in amending or terminating the Policy will be taken in a non-fiduciary capacity.
15.
Claims Procedure: Any Eligible Employee who believes they are entitled to any payment under the Policy may submit a claim in writing to the Administrator. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Policy on which the denial is based. The notice will also describe any additional information needed to support the claim and the Policy’s procedures for appealing the denial. The denial notice will be provided within 90 days after the claim is received. If special circumstances require an extension of time (up to 90 days), written notice of the extension will be given within the initial 90 day period. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision on the claim.
16.
Appeal Procedure: If the claimant’s claim is denied, the claimant (or their authorized representative) may apply in writing to the Administrator for a review of the decision denying the claim. Review must be requested within 60 days following the date the claimant received the written notice of their claim denial or else the claimant loses the right to review. The claimant (or representative) then has the right to review and obtain copies of all documents and other information relevant to the claim, upon request and at no charge, and to submit issues and comments in writing. The Administrator will provide written notice of the decision on review within 60 days after it receives a review request. If additional time (up to 60 days) is needed to review the request, the claimant (or representative) will be given written notice of the reason for the delay. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Policy on which the denial is based. The notice will also include a statement that the claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents and other information relevant to the claim and a statement regarding the claimant’s right to bring an action under Section 502(a) of ERISA.
17.
Successors: Any successor to the Company of all or substantially all of the Company’s business and/or assets (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or other transaction) shall assume the obligations under the Policy and agree expressly to perform the obligations under the Policy in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under the Policy, the term “Company” will include any successor to the Company’s business and/or assets which becomes bound by the terms of the Policy by operation of law, or otherwise. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Policy and each Participation Agreement.
18.
Applicable Law: The provisions of the Policy will be construed, administered, and enforced in accordance with ERISA and, to the extent applicable, the internal substantive laws of the state of Michigan (but not its conflict of laws provisions).
19.
Definitions: The following terms will have the following meanings for purposes of this Policy:
a.
“Affiliate” means the Company and any other parent or subsidiary corporation of the Company, as such terms are defined in Section 424(e) and (1) of the Code.
b.
“Base Salary” means the Eligible Employee’s annual base salary as in effect immediately prior to their Qualified Termination (or if the Qualified Termination is a CIC-Qualified Termination due to Good Reason based on a material reduction in base salary under Section 19(m)(ii), then the Eligible Employee’s annual base salary in effect immediately prior to such reduction).
c.
“Board” means the Board of Directors of the Company.
d.
“Bonus Severance” means the severance payments set forth in Section 6.
e.
“Cause” means:
i.
an act of material personal dishonesty made by Eligible Employee in connection with Eligible Employee’s responsibilities as an employee;
ii.
Eligible Employee’s conviction of, or plea of nolo contendere to, a felony or any crime involving fraud or embezzlement;
iii.
Eligible Employee’s gross misconduct in connection with Eligible Employee’s responsibilities as an employee;

iv.
Eligible Employee’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom Eligible Employee owes an obligation of nondisclosure as a result of Eligible Employee’s relationship with the Company;
v.
Eligible Employee’s willful breach of any obligations under any written agreement or covenant with the Company; or
vi.
Eligible Employee’s willful failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested the Eligible Employee’s cooperation.

With respect to the components in the preceding sentence other than subsection (ii), an Eligible Employee shall have 30 days to cure following written notice from the Company of the Eligible Employee’s commission of any act or omission giving rise to the Company asserting “Cause.”

f.
“Change in Control” means the occurrence of any of the following events:
i.
A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company; provided, that for this subsection, none of the following will be considered a Change in Control: (i) the acquisition of additional stock by any one Person, who prior to such acquisition is considered to own more than 50% of the total voting power of the stock of the Company; (ii) the acquisition of additional securities or voting power of the Company by any or some combination of the Specified Stockholders (as defined below), their Permitted Transferees (as defined in the Company’s Certificate of Incorporation, as it may be amended from time to time (the “COI”)), or both; (iii) any change in the Specified Stockholders’ voting power of the Company resulting from a repurchase, redemption, retirement or other similar acquisition of stock of the Company by the Company; (iv) any change in voting power as a result of a transfer by a Specified Stockholder to a Permitted Transferee or from any such Permitted Transferee back to such Specified Stockholder or any other Permitted Transferee, or both as of the time of each such transfer of such Specified Stockholder; (v) any change in the Specified Stockholders’ voting power of the Company resulting from a conversion of shares of stock of the Company reducing the number of shares or vote per share of stock outstanding; or (iv) any change in the ownership of the stock of the Company as a result of a private financing of the Company that is approved by the Board. Further, if the stockholders of the Company immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately prior to the change in ownership, direct or indirect beneficial ownership of 50% or more of the total voting power of the stock of the Company or of the ultimate parent entity of the Company, such event shall not be considered a Change in Control under this Section 19(f)(i). For this purpose, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the

Company, as the case may be, either directly or through one or more subsidiary corporations or other business entities; or
ii.
A change in the effective control of the Company which occurs on the date a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the appointment or election. For purposes of this Section 19(f)(ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or
iii.
A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3). For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company. For the avoidance of doubt, wholly-owned subsidiaries of the Company shall not be considered “Persons” for purposes of this Section 19(f).

For purposes of this definition, “Specified Stockholders” means KKR Related Parties (as defined in the COI) and the Shea Related Parties (as defined in the COI).

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Section 409A.

Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

g.
“Change in Control Period” means the period beginning 3 months prior to a Change in Control and ending 12 months following a Change in Control.
h.
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
i.
“COBRA Benefit” means the COBRA premium payments and COBRA Replacement Payments set forth in Section 4.
j.
“Code” means the Internal Revenue Code of 1986, as amended.
k.
“Disability” means that the Eligible Employee has been unable to perform Eligible Employee’s Company duties as the result of Eligible Employee’s incapacity due to physical or mental illness, and such inability, at least 26 weeks after its commencement or 180 days in any consecutive 12-month period, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to Eligible Employee or Eligible Employee’s legal representative (such agreement as to acceptability not to be unreasonably withheld). Termination resulting from Disability may only be effected after at least 30 days’ written notice by the Company of its intention to terminate the Eligible Employee’s employment. In the event that the Eligible Employee resumes the performance of substantially all of Eligible Employee’s duties hereunder before the termination of Eligible Employee’s employment becomes effective, the notice of intent to terminate will automatically be deemed to have been revoked.
l.
“Equity Benefits” means the equity award acceleration benefits set forth in Section 5.
m.
“Good Reason” means Eligible Employee’s resignation within 30 days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following, without Eligible Employee’s express written consent:
i.
a material reduction of Eligible Employee’s duties, authorities or responsibilities (for avoidance of doubt, if an Eligible Employee has public reporting responsibilities prior to a Change in Control, not having similar responsibilities with a publicly-traded parent entity following such Change in Control will be considered a material reduction of duties, authority or responsibilities);
ii.
a material reduction in Eligible Employee’s annual rate of base salary or annual target bonus; provided, however, that a one-time reduction in Eligible Employee’s annual rate of base salary of 10% or less that is also applied to substantially all of the Company’s other executive officers will not be deemed a material reduction;
iii.
a material change in the geographic location of Eligible Employee’s primary work facility or location; provided, that a relocation of less than 35 miles from Eligible Employee’s then present location or to Eligible Employee’s home as their primary work location will not be considered a material change in geographic location; or
iv.
a material breach by the Company of the terms of Eligible Employee’s employment arrangement with the Company.

Eligible Employee’s resignation will not be deemed to be for Good Reason unless Eligible Employee has first provided the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within 90 days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than 30 days following the date the Company receives such notice, and such condition has not been cured during such period.

n.
“CIC Qualified Termination” means a termination of the Eligible Employee’s employment either (i) by the Company without Cause (excluding by reason of the Eligible Employee’s death or Disability) or (ii) by the Executive for Good Reason, in either case, during the Change in Control Period.
o.
“Qualified Termination” means either a CIC Qualified Termination or a Non-CIC Qualified Termination.
p.
“Non-CIC Qualified Termination” means a termination of the Eligible Employee’s employment by the Company without Cause (excluding by reason of the Eligible Employee’s death or Disability) outside of the Change in Control Period.
q.
“Salary Severance” means the severance payments set forth in Section 3.
r.
“Tier” means the tier of severance benefits an Eligible Employee is entitled to receive under the Policy, depending on the designated role of the Eligible Employee on the date the right to severance benefits under the Policy is triggered through a Qualified Termination, as set forth below.
i.
“Tier 1” applies to the Company’s Chief Executive Officer.
ii.
“Tier 2” applies to the Company’s employees who fulfill the following designated roles, or such other roles as may be determined by the Board or the Compensation Committee from time to time:
1.
President; Chief Financial Officer; Chief Risk Officer; General Counsel; Chief People Officer; Chief Revenue Officer; Chief Marketing Officer; Chief Accounting Officer
iii.
“Tier 3” applies to the Company’s employees who fulfill the following designated roles, or such other roles as may be determined by the Board or the Compensation Committee from time to time:
1.
Senior Vice President, FP&A; Corporate Controller; Vice President, Corporate Development

20.
Additional Information:

Plan Name:	OneStream, Inc. Executive Change in Control and
Severance Policy

Plan Sponsor:	OneStream, Inc.

191 N. Chester Street

Birmingham, Michigan 48009

Identification Numbers:	502

Plan Year:	Company’s Fiscal Year

Plan Administrator:	OneStream, Inc.

Attention: Administrator of the OneStream, Inc.
Executive Change in Control and Severance Policy

191 N. Chester Street

Birmingham, Michigan 48009

Agent for Service of

Legal Process:	OneStream, Inc.

Attention: General Counsel

191 N. Chester Street

Birmingham, Michigan 48009

Service of process may also be made upon the Plan Administrator.

Type of Plan	Severance Plan/Employee Welfare Benefit Plan

Plan Costs	The cost of the Policy is paid by the Company.

21.
Statement of ERISA Rights:

Eligible Employees have certain rights and protections under ERISA:

They may examine (without charge) all Policy documents, including any amendments and copies of all documents filed with the U.S. Department of Labor, such as the Policy’s annual report (Internal Revenue Service Form 5500). These documents are available for review in the Company’s Human Resources Department.

They may obtain copies of all Policy documents and other Policy information upon written request to the Plan Administrator. A reasonable charge may be made for such copies.

In addition to creating rights for Eligible Employees, ERISA imposes duties upon the people who are responsible for the operation of the Policy. The people who operate the Policy (called “fiduciaries”) have a duty to do so prudently and in the interests of Eligible Employees. No one, including the Company or any other person, may fire or otherwise discriminate against an Eligible Employee in any way to prevent them from obtaining a benefit under the Policy or exercising rights under ERISA. If an Eligible Employee’s claim for a severance benefit is denied, in whole or in part, they must receive a written explanation of the reason for the denial. An Eligible Employee has the right to have the denial of their claim reviewed. (The claim review procedure is explained above.)

Under ERISA, there are steps Eligible Employees can take to enforce the above rights. For instance, if an Eligible Employee requests materials and does not receive them within thirty (30) days, they may file suit in a federal court. In such a case, the court may require the Administrator to provide the materials and to pay the Eligible Employee up to $110 a day until they receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If an Eligible Employee has a claim which is denied or ignored, in whole or in part, he or she may file suit in a state or federal court. If it should happen that an Eligible Employee is discriminated against for asserting their rights, he or she may seek assistance from the U.S. Department of Labor, or may file suit in a federal court.

In any case, the court will decide who will pay court costs and legal fees. If the Eligible Employee is successful, the court may order the person sued to pay these costs and fees. If the Eligible Employee loses, the court may order the Eligible Employee to pay these costs and fees, for example, if it finds that the claim is frivolous.

If an Eligible Employee has any questions regarding the Policy, please contact the Plan Administrator. If an Eligible Employee has any questions about this statement or about their rights under ERISA, they may contact the nearest area office of the Employee Benefits Security Administration (formerly the Pension and Welfare Benefits Administration), U.S. Department of Labor, listed in the telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W. Washington, D.C. 20210. An Eligible Employee may also obtain certain publications about their rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

EXHIBIT A

Executive Change in Control and Severance Policy

Participation Agreement

This Participation Agreement (“Agreement”) is made and entered into by and between [NAME] on the one hand, and OneStream, Inc. (the “Company”) on the other.

You have been designated as eligible to participate in the Company’s Executive Change in Control and Severance Policy (the “Policy”), a copy of which is attached hereto, pursuant to which you are eligible to receive the applicable Salary Severance, COBRA Benefit, Equity Benefits and Bonus Severance in the amounts set forth below upon a Qualified Termination, subject to the terms and conditions of the Policy. Capitalized terms used but not defined in this Agreement have the meanings given to them in the Policy.

Upon a CIC Qualified Termination, you will be eligible to receive the following payments and benefits:

•
Salary Severance: [Tier 1: 18 months][Tier 2: 12 months][Tier 3: 6 months]
•
COBRA Benefit: [Tier 1: 18 months][Tier 2: 12 months] [Tier 3: 6 months]
•
Bonus Severance: [Tier 1: 100%][Tier 2: 50%][Tier 3: 25%] of applicable target bonus
•
Equity Benefits: [All Tiers: 100% acceleration of Company equity awards subject to time-based vesting, as determined in accordance with Section 5 of the Policy]

Upon a Non-CIC Qualified Termination, you will be eligible to receive the following payments and benefits:

•
Salary Severance: [Tier 1: 12 months][Tier 2: 6 months] [Tier 3: 3 months]
•
COBRA Benefit: [Tier 1: 12 months][Tier 2: 6 months] [Tier 3: 3 months]
•
Bonus Severance: [All Tiers: None]
•
Equity Benefits: [All Tiers: None]

You agree that the Policy and the Agreement constitute the entire agreement of the parties hereto and supersede in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties, and will specifically supersede any change in control or severance provisions of any offer letter, employment agreement, or equity award agreement entered into between you and the Company.

This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

A-1

By its signature below, each of the parties signifies its acceptance of the terms of the Policy, in the case of the Company by its duly authorized officer effective as of the last date set forth below.

ONESTREAM, INC.	ELIGIBLE EMPLOYEE

By:	Signature:

Date:	Date:

A-2